                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                             NETWORK ENGINES, INC.,


                            NINJA ACQUISITION CORP.,


                                       AND

                                 TIDALWIRE INC.


                                November 11, 2002

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                                TABLE OF CONTENTS

                                                                                                              Page
ARTICLE I     THE MERGER...................................................................................      1
 1.1    The Merger.........................................................................................      1
 1.2    The Closing........................................................................................      1
 1.3    Actions at the Closing.............................................................................      1
 1.4    Additional Action..................................................................................      2
 1.5    Conversion of Shares...............................................................................      2
 1.6    Exchange of Shares and Cash........................................................................      3
 1.7    Fractional Shares..................................................................................      4
 1.8    Working Capital....................................................................................      4
 1.9    Options............................................................................................      4
 1.10   Escrow.............................................................................................      5
 1.11   Dissenting Shares..................................................................................      5
 1.12   Withholding........................................................................................      6
 1.13   Certificate of Incorporation and By-laws...........................................................      6
 1.14   No Further Rights..................................................................................      7
 1.15   Closing of Transfer Books..........................................................................      7

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................      7
 2.1    Organization, Qualification and Corporate Power....................................................      7
 2.2    Capitalization.....................................................................................      7
 2.3    Authorization of Transaction.......................................................................      8
 2.4    Noncontravention...................................................................................      9
 2.5    Subsidiaries.......................................................................................      9
 2.6    Financial Statements...............................................................................      9
 2.7    Absence of Certain Changes.........................................................................      9
 2.8    Undisclosed Liabilities............................................................................     10
 2.9    Tax Matters........................................................................................     10
 2.10   Assets.............................................................................................     12
 2.11   Owned Real Property................................................................................     12
 2.12   Real Property Leases...............................................................................     12
 2.13   Intellectual Property..............................................................................     13
 2.14   Inventory..........................................................................................     14
 2.15   Contracts..........................................................................................     14
 2.16   Accounts Receivable................................................................................     16
 2.17   Powers of Attorney.................................................................................     16
 2.18   Insurance..........................................................................................     16
 2.19   Litigation.........................................................................................     16
 2.20   Warranties.........................................................................................     16
 2.21   Employees..........................................................................................     16
 2.22   Employee Benefits..................................................................................     17
 2.23   Environmental Matters..............................................................................     19
 2.24   Legal Compliance...................................................................................     19
 2.25   Customers and Suppliers............................................................................     19

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

 2.26   Permits............................................................................................     19
 2.27   Certain Business Relationships With Affiliates.....................................................     20
 2.28   Brokers' Fees......................................................................................     20
 2.29   Books and Records..................................................................................     20
 2.30   Disclosure.........................................................................................     20

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY....................     20
 3.1    Organization, Qualification and Corporate Power....................................................     20
 3.2    Capitalization.....................................................................................     21
 3.3    Authorization of Transaction.......................................................................     21
 3.4    Noncontravention...................................................................................     21
 3.5    Reports and Financial Statements...................................................................     22
 3.6    Litigation.........................................................................................     22
 3.7    Interim Operations of the Transitory Subsidiary....................................................     22
 3.8    Brokers' Fees......................................................................................     23

ARTICLE IV    COVENANTS....................................................................................     23
 4.1    Closing Efforts....................................................................................     23
 4.2    Governmental and Third-Party Notices and Consents..................................................     23
 4.3    Company Stockholder Approval.......................................................................     23
 4.4    Joint Statement....................................................................................     24
 4.5    Buyer Stockholder Approval.........................................................................     24
 4.6    Operation of Business..............................................................................     25
 4.7    Access to Information, Suppliers and Customers.....................................................     27
 4.8    Exclusivity........................................................................................     27
 4.9    Expenses...........................................................................................     27
 4.10   Listing of Merger Shares...........................................................................     27
 4.11   Line of Credit.....................................................................................     27
 4.12   Spin-Off...........................................................................................     28
 4.13   FIRPTA Tax Certificates............................................................................     28
 4.14   Form S-8...........................................................................................     28
 4.15   Continued Charter/By-Law Indemnification...........................................................     28
 4.16   Benefit Arrangements...............................................................................     29
 4.17   Notice of Breaches.................................................................................     29

ARTICLE V     CONDITIONS TO CONSUMMATION OF THE MERGER.....................................................     29
 5.1    Conditions to Each Party's Obligations.............................................................     29
 5.2    Conditions to Obligations of the Buyer and the Transitory Subsidiary...............................     30
 5.3    Conditions to Obligations of the Company...........................................................     32

ARTICLE VI    INDEMNIFICATION..............................................................................     32
 6.1    Indemnification by the Indemnifying Stockholders...................................................     32
 6.2    Indemnification by the Buyer.......................................................................     33
 6.3    Indemnification Claims.............................................................................     33
 6.4    Survival of Representations and Warranties.........................................................     37
 6.5    Limitations........................................................................................     37

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
ARTICLE VII   REGISTRATION RIGHTS..........................................................................     38
 7.1    Registration of Shares.............................................................................     38
 7.2    Limitations on Registration Rights.................................................................     39
 7.3    Registration Procedures............................................................................     39
 7.4    Requirements of Company Stockholders...............................................................     40
 7.5    Indemnification....................................................................................     40
 7.6    Assignment of Rights...............................................................................     41
 7.7    Availability of Information........................................................................     41

ARTICLE VIII  TERMINATION..................................................................................     41
 8.1    Termination of Agreement...........................................................................     41
 8.2    Effect of Termination..............................................................................     42

ARTICLE IX    DEFINITIONS..................................................................................     42

ARTICLE X     MISCELLANEOUS................................................................................     52
 10.1   Press Releases and Announcements...................................................................     52
 10.2   No Third Party Beneficiaries.......................................................................     52
 10.3   Entire Agreement...................................................................................     52
 10.4   Succession and Assignment..........................................................................     52
 10.5   Counterparts and Facsimile Signature...............................................................     52
 10.6   Headings...........................................................................................     52
 10.7   Notices............................................................................................     52
 10.8   Governing Law......................................................................................     53
 10.9   Amendments and Waivers.............................................................................     53
 10.10  Severability.......................................................................................     54
 10.11  Construction.......................................................................................     54


Exhibit A-1  - Individual Investment Representation Letter
Exhibit A-2  - Entity Investment Representation Letter
Exhibit B -    Escrow Agreement
Exhibit C -    Form of Amendment to Separation Agreement
Exhibit D-1 -  Form of Amendment to Master Transitional Services Agreement
Exhibit D-2 -  Form of Amendment to Sublease

                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of November 11, 2002 by and among Network Engines, Inc., a Delaware corporation (the "Buyer"), Ninja Acquisition Corp. a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and TidalWire Inc., a Delaware corporation (the "Company").

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash or a combination of cash and common stock of the Buyer in exchange for their capital stock of the Company. Capitalized terms used herein are defined in Article IX hereof.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109 commencing at 9:00 a.m. local time on the Closing Date.

     1.3  Actions at the Closing. At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

          (c)  the Company shall deliver to the Buyer the Company Schedule;

          (d) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

          (e) the Buyer shall deliver the Cash Consideration to the Exchange Agent in accordance with Section 1.6;

          (f) the Buyer shall deliver a certificate for the Initial Shares to the Exchange Agent in accordance with Section 1.6; and

          (g) the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.10.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the Merger.

     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities and subject to adjustment as set forth in Section 1.8:

          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and held of record by a Company Cash Stockholder immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to $1.6897 (the "Per Share Consideration") less the Expenses Reduction and less the Working Capital Reduction.

          (b) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and held of record by a Company Key Stockholder immediately prior to the Effective Time shall be converted into and represent the right to receive: (A) an amount in cash equal to (1) the Per Share Consideration multiplied by 0.70 less (2) the Expenses Reduction and less
(3) the Working Capital Reduction, and (B) such number of shares of Buyer Common Stock per Common Share as is equal to the result obtained by (1) multiplying the Per Share Consideration by 0.30 and dividing the result by (2) the Trailing Average Price. The number of shares of Buyer Common Stock is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

          (c) Company Key Stockholders shall be entitled to receive at the Closing 33.3% of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5 (the "Initial Shares"); the remaining 66.7% of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5, rounded to the nearest whole number (the "Escrow Shares"), shall be deposited in escrow pursuant to Section
1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

          (d) Each Common Share held in the Company's treasury immediately prior to the Effective Time and each Common Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     1.6  Exchange of Shares and Cash.

          (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the issuance of Initial Shares and/or Cash Consideration in exchange for Certificates. On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, (i) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares, as described in Section 1.5, and (ii) the Cash Consideration. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares and/or Cash Consideration issuable pursuant to Section
1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) (i) the Initial Shares issuable pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.7 below and/or (ii) the Cash Consideration issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for (i) the Initial Shares issuable pursuant to Section
1.5 and/or (ii) the Cash Consideration issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares or any Cash Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares or Cash Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Common Shares for any Initial Shares or Cash Consideration issuable to such holder pursuant to Section 1.5 that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and/or Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Key Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.7 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Key Stockholders upon the surrender for exchange of Certificates, and such former Company Key Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Key Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Key Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the Per Share Consideration, multiplied by the fraction of a share that such Company Key Stockholder would otherwise be entitled to receive.

     1.8  Working Capital.

          (a) Within 10 days after the Balance Sheet Date, the Company shall prepare and deliver to the Buyer the Draft Interim Balance Sheet. The Company shall prepare the Draft Interim Balance Sheet in accordance with GAAP consistent with the Company's past practices, which shall set forth the information necessary to compute Working Capital and the Credit Balance, each as of the Balance Sheet Date.

          (b) The Buyer shall deliver to the Company, within 15 days after the Balance Sheet Date, either a notice indicating that the Buyer accepts the Draft Interim Balance Sheet or a detailed statement describing its objections (if any) to the Draft Interim Balance Sheet. If the Buyer delivers to the Company a notice accepting the Draft Interim Balance Sheet, or the Buyer does not deliver a written objection to the Draft Interim Balance Sheet within 15 days after the Balance Sheet Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 15th day, as the case may be, the Draft Interim Balance Sheet shall be deemed to be the Final Interim Balance Sheet. If the Buyer timely objects to the Draft Interim Balance Sheet, the Buyer and the Company shall use commercially reasonable efforts to resolve such objections and agree on the Final Interim Balance Sheet.

          (c) If the Final Working Capital Difference is less than the Initial Working Capital Difference, the Per Share Consideration payable to the Company Stockholders pursuant to Section 1.5 shall be reduced by the Working Capital Reduction as set forth in Section 1.5.

     1.9  Options.

          (a) As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to (i) the number of Common Shares subject to the unexercised portion of such Option multiplied by (ii) the Per Share Consideration divided by the Trailing Average Price (the "Option Exercise Ratio") (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Exercise Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

          (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within 30 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding. The Buyer shall use all commercially reasonable efforts to cause the shares of Buyer Common Stock subject to such options to be listed on the Nasdaq National Market or such other market on which the Buyer Common Stock is then listed or traded.

     1.10 Escrow.

          (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee), representing the Escrow Shares issuable pursuant to Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares in escrow.

     1.11 Dissenting Shares.

          (a) Dissenting Shares shall not be converted into or represent the right to receive Merger Shares or Cash Consideration, unless the applicable Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Cash Consideration and Merger Shares, if any, issuable in respect of such Common Shares pursuant to
Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent (A) a certificate representing the Initial Shares to which such holder is entitled pursuant to Section 1.5, if any, and (B) cash in the amount of the Cash Consideration to which such holder is entitled pursuant to Section 1.5 and (C) shall deliver to the Escrow Agent a certificate representing the Escrow Shares to which such holder is entitled pursuant to
Section 1.5, if any.

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Common Shares or offer to settle or settle any such demands.

     1.12 Withholding. The Buyer and Transitory Subsidiary shall be entitled to deduct and withhold or to cause to be deducted and withheld from any person's Merger consideration and any payment otherwise payable pursuant to the transactions contemplated by this Agreement to any Company Stockholder such amounts as the Buyer or Transitory Subsidiary, as the case may be, reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of law. To the extent that amounts are so withheld by the Buyer or Transitory Subsidiary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Buyer or Transitory Subsidiary, as the case may be. Each of the Buyer or Transitory Subsidiary shall have the right to collect, or to cause to be collected, Internal Revenue Service Forms W-8BEN or W-9, as applicable (or such other form as may be applicable), and any similar forms required under any applicable law from the Company Stockholders.

     1.13 Certificate of Incorporation and By-laws.

          (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.14 No Further Rights. From and after the Effective Time, no Common Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other paragraphs in this Article II to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge, and not to any imputed or constructive knowledge, of Jeffrey A. Brandes, Steven J. Casey, Jeanne Friedman, William Crowley, John E. Salerno and Greg Augustine.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

     2.2  Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 18,000,000 Common Shares, of which, as of the date of this Agreement, 7,564,236 shares were issued and outstanding and 506,028 shares were held in the treasury of the Company and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, no shares were issued and outstanding.

          (b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

          (c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the valid exercise of such instruments in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

          (d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

          (e) Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the capital stock of the Company.

     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

     2.5 Subsidiaries. Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or any other business association or entity.

     2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7  Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (o) of Section 4.6.

     2.8 Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are not material in amount and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are not material in amount.

     2.9  Tax Matters.

          (a) The Company has filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has not joined and is not required to join in any Affiliated Group Tax Return in which any corporation other than the Company was a member with respect to any Affiliated Period. The Company has paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b) The Company has delivered to the Buyer complete and accurate copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since April 1, 2001. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods since April 1, 2001. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods requested in writing by the Buyer and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of the Company for all Affiliated Periods requested in writing by the Buyer. To the knowledge of the Company, no examination or audit of any Tax Return of the Company or Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. The Company has not received notice from any jurisdiction that such jurisdiction believes that the Company was required to file any Tax Return that was not filed which was not thereafter filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

          (c) The Company (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger or any transactions contemplated by this Agreement;
(iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); and (vi) is not a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement other than the Separation Agreement.

          (d) None of the assets of the Company: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

          (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding federal, state, local, provincial or foreign Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

          (f) The Company has never participated in an international boycott as defined in Section 999 of the Code.

          (g) The Company is not and has never been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

          (h) None of the Company Stockholders holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which the Company has not been advised that a valid election under Section 83(b) of the Code has not been made, except for shareholders not subject to taxation in the United States.

          (i) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state, provincial or foreign law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement or the consummation of the Merger).

          (j) The Company has not distributed to its shareholders or security holders stock or securities of a corporation in a transaction to which Section 355 of the Code applies.

          (k) The Company has not breached any representation, warranty or covenant made in the Separation and Distribution Agreement among PSI Holding Group, Inc., Akibia, Inc. and the Company entered into as of April 4, 2001 (the "Separation Agreement").

          (l) The Company has not undertaken, or agreed to undertake, any transaction, including the transactions contemplated by this Agreement, that could constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) with the transactions undertaken pursuant to the Separation Agreement.

          (m) The Company is not a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

          (n) The Company has not incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

     2.10 Assets. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company is the true and lawful owner of all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

     2.11 Owned Real Property. The Company does not own, and has never owned, any real property.

     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease listed in
Section 2.12 of the Disclosure Schedule:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

          (g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

     2.13 Intellectual Property.

          (a) Section 2.13(a) of the Disclosure Schedule sets forth (i) a list of each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and
(ii) a true and materially complete listing of each Customer Deliverable of the Company.

          (b) The Company owns or has sufficient right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(d) or 2.13(f) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

          (c) To the knowledge of the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim or notice. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

          (d) Section 2.13(d) of the Disclosure Schedule sets forth a true and complete listing of each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in
Section 2.13(d) of the Disclosure Schedule, the Company has not entered into any written agreements providing for the indemnification of any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

          (e) Section 2.13(e) of the Disclosure Schedule sets forth a true and complete listing of each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it as of the date of this Agreement (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

          (f) The Company has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in
Section 2.13(f) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

          (g) To the knowledge of the Company, the Customer Deliverables conform in all material respects to the written documentation and specifications therefor and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

     2.14 Inventory. All inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items, items of below-standard quality and excess inventory, all of which have been written-off, written-down to net realizable value or reserved for, in each case in accordance with GAAP consistent with the Company's past practices. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis.

     2.15 Contracts.

          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum or having a remaining term longer than 12 months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $15,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

               (vi) any agreement concerning confidentiality or noncompetition;

               (vii)  any employment or consulting agreement;

               (viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

               (ix) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

               (x) any other agreement (or group of related agreements) either involving more than $15,000 or not entered into in the Ordinary Course of Business.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such agreement.

     2.16 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section
2.16 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

     2.17 Powers of Attorney. Except as set forth in Section 2.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies.

     2.19 Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.

     2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

     2.21 Employees.

          (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person as of the date of this Agreement. Each current or past employee of the Company has entered into an Employee Nondisclosure and Inventions Assignment Agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will, unless modified or terminated in connection with the agreements to be entered into concurrently with execution of this Agreement as referenced in Section 5.2(h), continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States.

          (b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.22 Employee Benefits.

          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.

          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

          (d)  All the Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or
Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

          (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.23 Environmental Matters.

          (a) The Company has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

          (b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

     2.24 Legal Compliance. The Company is currently conducting, and has at all times since April 1, 2001 conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

     2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services is currently expected to result in a material loss to the Company upon completion of performance. No purchase order or commitment of the Company is outside the Ordinary Course of Business, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and the Company is in compliance with the terms of each such Permit. Each such Permit will continue in full force and effect immediately following the Closing.

     2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any outstanding claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company other than compensation and expense reimbursements as an employee of the Company in the Ordinary Course of Business. Section 2.27 of the Disclosure Schedule describes any transactions or business or family relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     2.28 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for any fees and expenses owed to Covington Associates (which fees and expenses will be paid by the Buyer at the Closing), subject to the provisions of Section 4.9 hereof.

     2.29 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

     2.30 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, when read together in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

     3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

     3.2  Capitalization. The authorized capital stock of the Buyer consists of
(a) 100,000,000 shares of Buyer Common Stock, of which 30,627,114 shares were issued and outstanding as of October 31, 2002, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer's capital stock are set forth in the Buyer's Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer's Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

     3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and, subject to the Requisite Buyer Stockholder Approval, the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. The Board of Directors of the Buyer, at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) directed that the issuance of the Merger Shares be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the issuance of the Merger Shares, and (iii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for the filing of the Joint Statement with the SEC in accordance with the Exchange Act, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

    3.5 Reports and Financial Statements. The Buyer has filed with the SEC all Buyer Reports required to be filed with the SEC, and has made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports in the form filed with the SEC. The Buyer Reports constitute all of the documents required to be filed by the Buyer with the SEC from October 1, 2001 through the date of this Agreement. As of their respective filing dates, the Buyer Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports and (ii) the Buyer Reports did at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Buyer (including the notes thereto), included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. There has been no material change in the Buyer's accounting policies since October 1, 2001, except as described in the notes to the financial statements of the Buyer.

    3.6 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or any subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    3.7 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

    3.8 Brokers' Fees. Except with respect to the fees and expenses of Needham & Company, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

    4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

    4.2  Governmental and Third-Party Notices and Consents.

         (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

         (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

    4.3  Company Stockholder Approval.

         (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Company Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders the Joint Statement. The Company agrees not to distribute the Joint Statement to its Stockholders until the Buyer has mailed the Joint Statement to the Buyer's Stockholders.

         (b) Each of the Company Key Stockholders agrees (i) to vote all Common Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Common Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company, (iii) otherwise to use his, her or its Reasonable Best Efforts (but without any obligation to incur any personal expense, subject to Section 4.9 hereof) to obtain the Requisite Company Stockholder Approval (iv) not to tender, sell or otherwise transfer such Company Key Stockholder's Common Shares to any third party unless such third party transferee agrees to assume such Company Stockholder's obligations under this Agreement, and (v) that such

Company Key Stockholder hereby appoints the Buyer and the President of the Buyer, in his capacity as an officer of the Buyer, such Company Key Stockholder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to such Company Key Stockholder's Common Shares in accordance with this Section 4.3(e).

    4.4  Joint Statement.

         (a) As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Joint Statement. Each of the Buyer and the Company shall respond to any comments of the SEC and the Buyer and the Company shall cause the Joint Statement to be mailed to their respective stockholders at the earliest practicable time after the Joint Statement is filed with the SEC, subject to compliance with the Exchange Act, including without limitation Rule 14a-6 thereunder. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Joint Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Joint Statement or the Merger. Each of the Buyer and the Company shall use its best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 4.4 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and the Buyer, such amendment or supplement.

         (b) The Company, acting through its Board of Directors, shall include in the Joint Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

         (c) Each of the Company and the Buyer shall ensure that the Joint Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made relating to such party, in light of the circumstances under which they were made, not misleading (provided that such party shall not be responsible for the accuracy or completeness of any information concerning the other party furnished by the other party for inclusion in the Joint Statement).

         (d) The Buyer and the Company shall cooperate to promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    4.5 Buyer Stockholder Approval. The Buyer, acting through the Board of Directors of the Buyer, shall include in the Joint Statement the recommendation of its Board of Directors that the stockholders of the Buyer vote in favor of the issuance of the Merger Shares, and shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of the NASDAQ National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the Joint Statement is mailed to the stockholders of the Buyer, the Buyer Stockholders Meeting for the purpose of considering and voting upon the issuance of the Merger Shares. The Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the issuance of the Merger Shares and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Buyer required by the rules of the NASDAQ National Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Statement is provided to the Buyer's stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Statement) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

    4.6 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer:

         (a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares or Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

         (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

         (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

         (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

         (f) incur or assume any indebtedness, other than trade indebtedness in the Ordinary Course of Business and indebtedness under the Company's existing bank credit facility up to an aggregate principal amount outstanding not in excess of (i) $3,750,000 if the Closing occurs on or before December 31, 2002 or
(ii) $4,250,000 if the Closing occurs after December 31, 2002, nor mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest other than purchase money Security Interests granted under the Company's existing bank credit facility;

         (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

         (h) amend its charter, by-laws or other organizational documents;

         (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

         (j) except as set forth in Section 4.6 of the Disclosure Schedule, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section
2.13 or Section 2.15 of the Disclosure Schedule;

         (k) make or commit to make any capital expenditure in excess of $20,000 per item or $50,000 in the aggregate;

         (l) institute or settle any Legal Proceeding;

         (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

         (n) make any cash disbursements or compensation adjustments for any employees or other third parties outside the Ordinary Course of Business; or

         (o) agree in writing or otherwise to take any of the foregoing actions.

     4.7 Access to Information, Suppliers and Customers. The Company shall permit representatives of the Buyer to have full access (at reasonable times and subject to reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and shall, at the request of Buyer, introduce Buyer to the Company's principal suppliers and customers to facilitate discussions regarding the conduct of the Company's business after the Closing.

     4.8  Exclusivity.

          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) except as may be required in the Ordinary Course of Business and not in connection with any such transaction or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.9 Expenses. Except as set forth in Article VI, Section 8.1(d) and the Escrow Agreement, each of the Parties shall bear its own investment banking, legal, accounting, tax and consulting fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (in the case of such expenses incurred by the Company, the "Section 4.9 Expenses"); provided, however, that if the Merger is consummated, Buyer will pay at the Closing the
Section 4.9 Expenses; provided that, to the extent that such Section 4.9 Expenses exceed $650,000 (such excess amount, the "Excess Expenses"), the Per Share Consideration paid to each Company Stockholder shall be reduced by the amount of the Expenses Reduction.

     4.10 Listing of Merger Shares. The Buyer shall, if and to the extent required by the rules of The Nasdaq Stock Market or such other market on which the Buyer Common Stock is then listed or traded, if applicable, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares or its equivalent with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

     4.11 Line of Credit. The Company shall not cause or permit the Credit Balance to exceed (i) $3,750,000 if the Closing occurs on or before December 31, 2002 or (ii) $4,250,000 if the Closing occurs after December 31, 2002, and shall not amend the existing line of credit with Citizens Bank nor establish any new line of credit, without the written consent of Buyer.

     4.12 Spin-Off. The Company shall:

          (a) not distribute to the shareholders or security holders of the Company stock or securities of a corporation in a transaction to which Section 355 of the Code applies;

          (b) not incur any liability under the Separation Agreement, or breach any representation, warranty or covenant made in the Separation Agreement;

          (c) not undertake, or agree to undertake, any transaction that could constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) with the transactions undertaken pursuant to the Separation Agreement, it being understood and agreed by the Parties that the consummation of the transactions contemplated by this Agreement and the Merger do not contravene or in any way constitute a breach of this Section 4.12; and

          (d) use commercially reasonable efforts to cause the transactions contemplated by this Agreement to satisfy a safe harbor described in Treasury Regulation Section 1.355-7T(d).

     4.13 FIRPTA Tax Certificates. If requested by the Buyer, (i) on or before the Closing Date the Company will deliver to the Buyer and to the Internal Revenue Service notices that the Common Shares are not a "U.S. real property interest" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) on or before the Closing Date the Company Stockholders will deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or certifications described above on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger consideration any required withholding tax under Section 1445 of the Code.

     4.14 Form S-8. Buyer shall file a Registration Statement on Form S-8 with the SEC covering the shares of Buyer Common Stock issuable with respect to assumed Options in accordance with the provisions of Section 1.9 hereof.

     4.15 Continued Charter/By-Law Indemnification.

          (a) For a period of six (6) years after the Effective Time, Buyer will not, and will cause the Surviving Corporation not to, amend, repeal or otherwise modify any provisions with respect to indemnification and exculpation set forth in the Company's Certificate of Incorporation and By-laws as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any individual entitled to indemnification thereby (the "Section
4.15 Indemnified Parties").

          (b) For a period of twelve months after the current expiration date of the Company's directors' and officers' liability insurance policy, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect such directors' and officers' liability insurance policy covering those persons who are currently covered by such directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of $11,250.

          (c) This Section 4.15 shall survive consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Buyer, the Surviving Corporation and each Section 4.15 Indemnified Party and such Section 4.15 Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

     4.16 Benefit Arrangements. Buyer covenants and agrees that to the extent permitted by applicable law and to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to benefits which are available or subsequently become available to Buyer's employees and on a basis which is on parity with Buyer's similarly situated employees. For purposes of satisfying the terms and conditions of such plans, Buyer shall give full credit for eligibility, vesting or benefit level for each participant's period of service at the Company prior to the Effective Time.

     4.17 Notice of Breaches. From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.6) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Effective Time, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI of this Agreement.

                                   ARTICLE V
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Company Stockholder Approval and the Requisite Buyer Stockholder Approval;

          (b) the consent and waiver of EMC Corporation with respect to the Merger pursuant to all existing arrangements of the Company with EMC Corporation shall be in full force and effect subsequent to the Closing; and

          (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the Company shall have (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any which if not obtained or effected would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date;

          (c) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

          (f) each of the Company Key Stockholders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit A-1 or Exhibit A-2, as applicable, and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

          (g) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

          (h) the Buyer shall have received (i) executed copies of an employment agreement satisfactory to the Buyer from each of the Key Employees, providing for customary inventions, non-disclosure, and non-solicitation terms and effective upon the Closing, and (ii) executed copies of the Buyer's standard form of Inventions, Non-disclosure, Non-competition and Non-Solicitation Agreement from all other employees of the Company;

          (i) all obligations, indebtedness and associated interest owed to the Company by Mr. Jeffrey Brandes as of the Closing shall have been paid in full and satisfied in all respects;

          (j) since the Most Recent Balance Sheet Date, the Company shall not have incurred a reduction in Net Worth such that the Net Worth of the Company is less than $2.1 million;

          (k) the Company shall have delivered to Buyer a schedule of expenses incurred as contemplated by Section 4.9 at least two (2) business days prior to Closing;

          (l) holders of at least ninety-seven percent (97%) of the Common Shares (i) shall have consented to the Merger and this Agreement in writing and in a manner consistent with the Delaware General Corporation Law and (ii) shall not have withdrawn that consent pursuant to the Delaware General Corporation Law;

          (m) any stockholder agreements, voting agreements, investor rights agreements, right of first refusal agreements, or other similar agreements, among all or a portion of the Company Stockholders shall have been terminated by each of the parties thereto;

          (n) the Buyer and the Company shall have agreed on the Final Interim Balance Sheet and any resulting Working Capital Reduction pursuant to Section
1.8 hereof;

          (o) the Company, Akibia, Inc. and PSI Holding Group, Inc. shall have executed an amendment to the Separation Agreement in substantially the form attached hereto as Exhibit C;

          (p) the Company and Akibia, Inc. shall have signed an amendment to Master Transitional Services Agreement between the Company and Akibia, Inc. in substantially the form attached hereto as Exhibit D-1 and an amendment to Sublease Agreement between the Company and Akibia, Inc. in substantially the form attached hereto as Exhibit D-2; and

          (q) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Buyer shall have filed with the NASDAQ National Market, or such other market on which the Buyer Common Stock is then listed or traded, a Notification for the Listing of Additional Shares or its equivalent;

          (b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (c) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

          (d) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Buyer shall have delivered to the Company the Buyer Certificate; and

          (g) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders shall, subject to the provisions of this Article VI, severally and not jointly, in proportion to their interest in the Escrow Shares held under the Escrow Agreement, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

     6.3  Indemnification Claims.

          (a) An Indemnified Party seeking to assert rights to indemnification under this Article VI shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of written notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this
Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Buyer shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall elect one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), or (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending two trading days before the Escrow Agent receives a written notice executed by Buyer and the Indemnification Representatives instructing the Escrow Agent to distribute to the Buyer such Escrow Shares as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of
Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Boston, Massachusetts. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

              (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

              (ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

              (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

              (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

          (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this
               Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

          (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

     (f)  For purposes of this Section 6.3 and the second and third sentences of
Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives, acting jointly and not separately, shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI. The Indemnifying Stockholders shall indemnify, defend and hold harmless the Indemnification Representatives and each of their respective partners, stockholders, Affiliates, directors, officers, fiduciaries, employees, agents and each of the partners, stockholders, Affiliates, directors, officers, fiduciaries, employees, agents of each of the foregoing (each a "Section 6.3 Indemnified Party") from and against Damages, incurred or suffered by any of them as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Indemnification Representatives under this Agreement or in connection with the incurrence, payment, discharge or settlement of any Damages, except for any such Damages that arise on account of such Section 6.3 Indemnified Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. The Indemnification Representatives shall not be liable to any Indemnifying Stockholder in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Agreement, all actions required or permitted to be taken by the Indemnification Representatives in connection with the matters described in this Section 6.3 or otherwise, in order for such actions to be effective shall be taken jointly and shall require the prior written consent of each of the Indemnification Representatives.

     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the earlier of (A) the one year anniversary of the Closing Date and (B) completion of the Buyer's financial audit for the fiscal year ending September 30, 2003 and delivery to the Buyer of the opinion for such audit from the Buyer's independent third party accountants. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. Except as provided in Section 6.5(f), the rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

     6.5  Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the value of the Escrow Shares held by or on behalf of the Escrow Agent pursuant to the Escrow Agreement, and (ii) the Indemnifying Stockholders shall be liable for only that portion of the aggregate Damages under this Article VI for which they would otherwise be liable which exceeds $125,000; provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3 or 2.9 or to a breach of the covenants set forth in Section 4.9 or 4.12. For purposes solely of this Article VI, all representations and warranties of the Company in
Article II (other than Sections 2.7 and 2.30) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed the value of the Escrow Shares held by or on behalf of the Escrow Agent pursuant to the Escrow Agreement immediately after the Effective Time, and (ii) the Buyer shall be liable for only that portion of the aggregate Damages under this
Article VI for which it would otherwise be liable which exceeds $125,000; provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in

Sections 3.1, 3.2 or 3.3. For purposes solely of this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in
Article III shall be construed as if the term "material" and any reference to "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (c) The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement and, except as provided in Section 6.5(d) below, shall be the exclusive remedy of the Buyer to collect any Damages for which it is entitled to indemnification under this
Article VI.

          (d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (e) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          (f) The Indemnifying Stockholders shall not be obligated to indemnify or hold harmless Buyer or the Transitory Subsidiary with respect to any Damages arising from or related to any breach of the Company's representations and warranties disclosed to Buyer in accordance with the provisions of Section 4.17 hereof that constitute an amendment of a representation, warranty or statement in this Agreement or the Disclosure Schedule as set forth in Section 4.17.

          (g) The Indemnifying Stockholders shall have no obligation to indemnify Buyer or the Transitory Subsidiary for consequential, special or incidental damages or for lost profits, except that the Indemnifying Stockholders shall be liable for such damages of those types as are awarded to a third party pursuant to a claim brought by such third party against the Buyer, the Surviving Corporation or any Affiliate thereof.

          (h) Buyer and the Indemnifying Stockholders shall treat any payment under this Article VI for all Tax purposes as an adjustment of the Merger consideration.

                                  ARTICLE VII
                               REGISTRATION RIGHTS

     7.1 Registration of Shares. The Buyer shall file with the SEC the Stockholder Registration Statement and shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC within twelve (12) months following the Closing. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the effective date thereof or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

     7.2  Limitations on Registration Rights.

          (a) The Buyer may, by written notice to the Company Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or
(ii) suspend the Stockholder Registration Statement after effectiveness and require that the Company Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided that (1) no single period of delay or suspension under this Section 7.2 shall be greater than 90 days and (2) the one year period set forth in Section 7.1 shall be extended for the same period of time as any delays or suspensions by the Buyer of the Stockholder Registration Statement pursuant to this Section 7.2.

          (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

     7.3  Registration Procedures.

          (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

          (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

          (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

          (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

     7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

          (a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

          (b) such Company Stockholder shall have provided to the Buyer its written agreement:

               (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4, provided that the indemnification obligations of each Company Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Company Stockholder of the Merger Shares sold in connection with such registration; and

               (ii) to report to the Buyer sales made pursuant to the
                    Stockholder Registration Statement.

     7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement and each other person, if any, who controls such Company Stockholder within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

     7.6 Assignment of Rights. A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

     7.7 Availability of Information. With a view to making available to Company Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Company Stockholder to sell securities of the Buyer to the public without registration or pursuant to a registration on Form S-3, the Buyer agrees to:

          (a) make and keep current public information about the Buyer available, as those terms are understood and defined in SEC Rule 144;

          (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

          (c) furnish to any Company Stockholder upon request (i) a written statement by the Buyer as to its compliance with the reporting requirements of SEC Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Buyer, and (iii) such other reports and documents of the Buyer as such Company Stockholder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the Requisite Company Stockholder Approval or Requisite Buyer Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Party, at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger or the stockholders of the Buyer have voted on whether to approve the issuance of the Merger Shares, in the event this Agreement and the Merger failed to receive the Requisite Company Stockholder Approval or the issuance of the Merger Shares failed to receive the Requisite Buyer Stockholder Approval, as applicable; provided that, if either Party terminates this Agreement pursuant to this clause (d) because the issuance of the Merger Shares failed to receive the Requisite Buyer Stockholder Approval, the Buyer shall reimburse the Company for its Section 4.9 Expenses up to a maximum of $300,000;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 14, 2003 by reason of the failure of any condition precedent under Section 5.1 or
5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before February 14, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except as expressly provided in
Section 8.1(d), provided nothing herein shall relieve any Party from liability for any willful breach of any of their respective representations, warranties and covenants set forth in this Agreement.

                                   ARTICLE IX
                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "AAA" shall mean the American Arbitration Association.

     "Accountant" shall mean an independent third party accountant to be engaged pursuant to Section 1.8.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

     "Affiliated Group" shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

     "Affiliated Group Tax Return" shall mean any Tax Return in which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

     "Affiliated Period" shall mean any taxable period for which an Affiliated Group Tax Return was or is required to have been or be filed.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Arbitrator" shall have the meaning set forth in Section 6.3(e).

     "Balance Sheet Date" shall mean November 30, 2002, except, if the Closing Date occurs after January 9, 2003, the Balance Sheet Date shall mean December 31, 2002.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of
Section 5.3 is satisfied in all respects.

     "Buyer Common Stock" shall mean the shares of common stock, $0.01 par value per share, of the Buyer.

     "Buyer Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that (i) the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect and (ii) the receipt and potential implications of any letter indicating that the Buyer may be delisted due to the price per share of the Buyer Common Stock shall not constitute a "Buyer Material Adverse Effect."

     "Buyer Reports" shall mean (a) all forms, reports and documents required to be filed by the Buyer with the SEC since October 1, 2001 and (b) all such required forms, reports and documents that the Buyer may file with the SEC subsequent to the date of this Agreement until the Closing.

     "Buyer Stockholder Meeting" shall mean a meeting of the stockholders of the Buyer to approve the issuance of the Merger Shares.

     "Cash Consideration" shall mean the cash which the Company Stockholders are entitled to receive pursuant to Sections 1.5.

       "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

       "Certificate of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

       "Certificates" shall mean stock certificates that, immediately prior to the Effective Time, represented Common Shares converted into Merger Shares pursuant to Section 1.5 (including any Common Shares referred to in the last sentence of Section 1.11(a)).

       "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

       "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

       "Closing" shall mean the closing of the transactions contemplated by this Agreement.

       "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

       "Common Shares" shall mean the shares of common stock, $.01 par value per share, of the Company.

       "Company" shall have the meaning set forth in the first paragraph of this Agreement.

       "Company Cash Stockholders" means all Company Stockholders other than the Company Key Stockholders.

       "Company Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 5.2 is satisfied in all respects.

       "Company Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

       "Company Key Stockholders" means Ascent Venture Partners, II, L.P., Ascent Venture Partners, L.P., CCV II Associates, L.P., Commonwealth Capital Ventures II, L.P. and HarbourVest Partners V-Direct Fund, L.P., Mr. Jeffrey Brandes, Mr. Thomas Tucker, Mr. Thomas Willson and Mr. Karl Laubscher.

       "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, taken as a whole. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

       "Company Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

       "Company Schedule" shall mean a schedule developed by the Company and agreed by the Buyer that sets forth, as of the Effective Time: (i) for each holder of Common Shares, the number of Common Shares held, the aggregate number of shares of Buyer Common Stock, if any, the number of Initial Shares, and the amount of Cash Consideration payable to such holder, the Expenses Reduction and Working Capital Reduction applicable to such holder and the amount of cash payable to such holder for any fractional shares and (ii) for each holder of Options, the number of Common Shares issuable upon exercise thereof immediately prior to the Effective Time, the number of shares of Buyer Common Stock issuable upon exercise thereof following their assumption by Buyer and the pr share exercise price thereof upon such assumption

       "Company Stock Plan" shall mean any stock option plan or other stock or equity-related plan of the Company.

       "Company Stockholders" shall mean the stockholders of record of the Company immediately prior to the Effective Time.

       "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

       "Credit Balance" shall mean the outstanding balance of principal and interest under the Secured Revolving Credit Loan Agreement by and between the Company and Citizens Bank of Rhode Island dated August 14, 2001.

       "Customer Deliverables" shall mean (a) the products that the Company
(i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous two years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Company (i) currently provides, or (ii) has provided within the previous two years, or (iii) currently plans to provide in the future.

       "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), taxes, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi); provided however that such amount shall be reduced by any resulting insurance proceeds actually received.

       "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

       "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

       "Dissenting Shares" shall mean Common Shares held as of the Effective Time by a Company Stockholder who has not voted such Common Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

       "Draft Interim Balance Sheet" shall mean the draft balance sheet of the Company as of the Balance Sheet Date proposed by the Company and prepared in accordance with GAAP consistently applied in accordance with the Company's past practices.

       "Effective Time" shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

       "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

       "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and
(ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

       "Escrow Agreement" shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

       "Escrow Agent" shall mean United States Trust Company, of Boston.

       "Escrow Shares" shall have the meaning set forth in Section 1.5(c).

       "Excess Expenses" shall have the meaning set forth in Section 4.9 hereof.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Exchange Agent" shall mean EquiServe Trust Company.

       "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

       "Expenses Reduction" shall mean the Excess Expenses divided by the total number of Common Shares outstanding as of the Effective Time.

       "Final Interim Balance Sheet" shall mean the final closing balance sheet of the Company as of the Balance Sheet Date, prepared in accordance with GAAP consistently applied in accordance with the Company's past practices, determined pursuant to the process set forth in Section 1.8 hereof.

       "Final Working Capital Difference" shall mean the difference between Working Capital and the Credit Balance as computed according to the Final Interim Balance Sheet.

       "Financial Statements" shall mean:

             (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of and for the last fiscal year, and

             (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended as of the Most Recent Balance Sheet Date.

       "GAAP" shall mean United States generally accepted accounting principles.

       "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

       "Indemnification Representatives" shall mean Jeffrey A. Brandes and Thomas D. Willson and their duly appointed successors, acting together.

       "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

       "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

       "Indemnifying Stockholders" shall mean the Company Key Stockholders receiving Merger Shares pursuant to Section 1.5.

       "Initial Shares" shall have the meaning set forth in Section 1.5(c).

       "Initial Working Capital Difference" shall mean $1,941,145.

       "Intellectual Property" shall mean all:

             (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

             (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

             (c) copyrights and registrations and applications for registration thereof;

             (d) mask works and registrations and applications for registration thereof;

             (e) computer software, data and documentation;

             (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

             (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

          (h) copies and tangible embodiments thereof.

     "Internal Systems" shall mean the internal systems owned or licensed by the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

     "Joint Statement" shall mean the combined proxy statement of the Buyer and information statement of the Company, meeting the requirements of the Delaware General Corporation Law, the Securities Act and the Exchange Act and containing, without limitation, the information and statements set forth in Sections 4.4 and
4.5 hereof.

     "Key Employees" shall mean Jeffrey A. Brandes, Jeanne Friedman, William Crowley, and Greg Augustine.

     "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

     "Merger" shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

     "Merger Shares" shall mean the Initial Shares and the Escrow Shares together.

     "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

     "Most Recent Balance Sheet Date" shall mean September 30, 2002.

     "Net Worth" shall mean total assets less total liabilities in accordance with GAAP consistently applied in accordance with the Company's past practices (excluding any costs, expenses and other charges directly attributable to the Merger and the transactions contemplated hereby).

     "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

     "Option" shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

     "Option Exercise Ratio" shall have the meaning set forth in Section 1.9.

     "Option Plan" shall mean the Company's 2001 Omnibus Stock Plan.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

     "Parties" shall mean the Buyer, the Transitory Subsidiary and the Company.

     "Per Share Consideration" shall have the meaning set forth in Section
1.5(a).

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

     "Requisite Buyer Stockholder Approval" shall mean the approval of the issuance of the Merger Shares by the votes represented by the outstanding Buyer Common Stock entitled to vote thereon required to approve the issuance of the Merger Shares under Delaware law and the rules of the NASDAQ National Market.

     "Requisite Company Stockholder Approval" shall mean the adoption of this Agreement and the approval of the Merger by the votes represented by the outstanding Common Shares entitled to vote on this Agreement and the Merger required to approve the Merger under Delaware law.

     "Response" shall mean a written response containing the information provided for in Section 6.3(c).

     "SEC" shall mean the Securities and Exchange Commission.

     "Section 4.9 Expenses" shall have the meaning set forth in Section 4.9

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Interest" shall mean any mortgage, pledge, Tax lien, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

     "Separation Agreement" shall have the meaning set forth in Section 2.9(m).

          "Software" shall mean any of the software owned by the Company.

          "Spin-Off" means the spin-off of the Company from Akibia, Inc. and PSI Holding Group, Inc. effective as of April 4, 2001.

          "Stockholder Registration Statement" shall mean a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of the Merger Shares.

          "Surviving Corporation" shall mean the Company, as the surviving corporation in the Merger.

          "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

          "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

          "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

          "Trailing Average Price" shall mean $1.03.

          "Transitory Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

          "Value" of Escrow Shares shall have the meaning set forth in Section 6.3(c).

          "Working Capital" shall mean current assets less current liabilities in accordance with GAAP consistently applied in accordance with the Company's past practices (excluding the Credit Balance and any costs, expenses and other charges directly attributable to the Merger and the transactions contemplated hereby).

          "Working Capital Adjustment Amount" shall mean the Initial Working Capital Difference less the Final Working Capital Difference.

          "Working Capital Reduction" shall mean the Working Capital Adjustment Amount divided by the total number of Common Shares outstanding as of the Effective Time, except that the "Working Capital Reduction" shall mean zero (0) if the Final Working Capital Difference is greater or equal to the Initial Working Capital Difference.

                                   ARTICLE X
                                  MISCELLANEOUS

     10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger consideration are intended to benefit the Company Stockholders; (b) the provisions of Section 4.15 concerning the continuation of indemnification provisions are intended to benefit the
Section 4.15 Indemnified Parties set forth therein; (c) the provisions of
Article VI concerning indemnification are intended to benefit the Indemnifying Stockholders; and (d) the provisions of Article VII concerning registration rights are intended to benefit the Indemnifying Stockholders.

     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Reciprocal Nondisclosure Agreement dated May 2, 2002 between the Buyer and the Company and the Confidentiality Agreement dated May 31, 2002 between the Buyer and the Company shall remain in effect in accordance with their terms.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                               Copy to (which shall not constitute notice):
-----------------                                -------------------------------------------
         TidalWire Inc.                                      Harry A. Hanson, III, Esq.
         4 Technology Drive                                  Choate Hall & Stewart
         Westborough, MA 01581-1756                          Exchange Place
         Attention:  Jeffrey A. Brandes                      53 State Street
         Tel. (508) 621-4900                                 Boston, MA  02109
         Fax. (508) 621-5207                                 Tel. (617) 248-5000
                                                             Fax. (617) 248-4000



If to the Buyer or the Transitory Subsidiary:    Copy to (which shall not constitute notice):
--------------------------------------------     -------------------------------------------

        Network Engines, Inc.                               Philip P. Rossetti, Esq.
        25 Dan Road                                         Hale and Dorr LLP
        Canton, MA 02021-2817                               60 State Street
        Attention:  John H. Curtis                          Boston, MA  02109
        Tel. (781) 332-1000                                 Tel. (617) 526-6000
        Fax. (781) 770-2000                                 Fax. (617) 526-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Company Stockholder Approval and Requisite Buyer Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law and the rules of the NASDAQ National Market, as applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         10.11   Construction.

                 (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                 (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                 (c) Any reference herein to "including" shall be interpreted as "including without limitation".

                 (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.


                                   NETWORK ENGINES, INC.


                                   By: /s/  JOHN H. CURTIS
                                       -----------------------------------------


                                   Title: President and Chief Executive Officer
                                          --------------------------------------


                                   NINJA ACQUISITION CORP.


                                   By: /s/  JOHN H. CURTIS
                                       -----------------------------------------


                                   Title: President
                                          --------------------------------------


                                   TIDALWIRE INC.


                                   By: /s/  JEFFREY BRANDES
                                       -----------------------------------------


                                   Title: Chief Executive Officer
                                          --------------------------------------

The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections
1.8 and 4.3(e) and Article VI.

                                   HARBOURVEST PARTNERS, V-DIRECT FUND, L.P.

                                   By:    HVP V-Direct Associates L.L.C.
                                          Its General Partner

                                   By:    HarbourVest Partners, LLC
                                          Its Managing Member

                                   By: /s/ ROBERT M. WADWORTH
                                       -----------------------------------------
                                       Name:  Robert M. Wadsworth
                                       Title: Managing Director


                                   ASCENT VENTURE PARTNERS, II, L.P.

                                   By:    Ascent Ventures SBIC Corp.
                                          Its General Partner

                                   By:    Ascent Venture Management II, L.P.
                                          Its General Partner

                                   By: /s/ C. W. DICK
                                       -----------------------------------------
                                       Name: C. W. Dick
                                       Title: Managing Director

                                   ASCENT VENTURE PARTNERS, L.P.

                                   By:    Ascent Ventures SBIC Corp.
                                          Its General Partner

                                   By: /s/ C. W. DICK
                                       -----------------------------------------
                                       Name: C. W. Dick
                                       Title: Managing Director

                                   CCV II ASSOCIATES, L.P.

                                   By: /s/ R. STEPHEN MCCORMACK
                                       -----------------------------------------
                                       Name:  R. Stephen McCormack
                                       Title: General Partner

                                   COMMONWEALTH CAPITAL VENTURES II, L.P.

                                   By: /s/ R. STEPHEN MCCORMACK
                                       -----------------------------------------
                                       Name:  R. Stephen McCormack
                                       Title: General Partner

                                   /s/ JEFFREY BRANDES
                                   ---------------------------------------------
                                   JEFFREY BRANDES



                                   /s/ THOMAS WILLSON
                                   ---------------------------------------------
                                   THOMAS WILLSON


                                   /s/ THOMAS TUCKER
                                   ---------------------------------------------
                                   THOMAS TUCKER


                                   /s/ KARL LAUBSCHER
                                   ---------------------------------------------
                                   KARL LAUBSCHER